Exhibit 10.25

REATA PHARMACEUTICALS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Reata Pharmaceuticals, Inc. (“Reata”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service or service on a committee of the Board (“Committee”). This Policy is effective as of December 7, 2016 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable after each regular quarterly Board meeting, beginning with the Board meeting currently scheduled to be held on March 1, 2017 (collectively, the “Annual Cash Fees”). All Annual Cash Fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $37,250
b.	Lead Independent Director Service Retainer (in addition to Annual Board Service Retainer): $20,000
2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $6,375
c.	Member of the Nominating and Corporate Governance Committee: $4,500
3.	Annual Committee Chair Service Retainer (in addition to Annual Committee Member Service Retainer):
a.	Chairman of the Audit Committee: $25,000
b.	Chairman of the Compensation Committee: $5,875
c.	Chairman of the Nominating and Corporate Governance Committee: $3,000

Beginning with the second regular Board meeting held after the 2018 annual stockholder meeting, the Annual Cash Fees shall be as follows:

      1.   Annual Board Service Retainer:

a. All Eligible Directors: $38,000

b. Lead Independent Director Service Retainer (in addition to Annual Board Service Retainer): $20,000

2. Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $6,375
c.	Member of the Nominating and Corporate Governance Committee: $4,500

3. Annual Committee Chair Service Retainer (in addition to Annual Committee Member Service Retainer):

d.	Chairman of the Audit Committee: $25,000
e.	Chairman of the Compensation Committee: $7,125
f.	Chairman of the Nominating and Corporate Governance Committee: $3,500

Equity Compensation

The equity compensation set forth below will be granted under the Reata’s Amended and Restated 2007 Long Term Incentive Plan (the “Plan”). All stock options granted under this Policy will be nonstatutory stock options to purchase shares of Class B common stock of Reata (“Common Stock”), with (a) an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, which shall be the closing price on the date of grant (or, if not a business day, the first business day thereafter) of a share of Reata’s Class A common stock on the Nasdaq Global Market, and (b) a term of ten years from the date of grant. The other terms and provisions of the stock options, including vesting on termination of service, Disability (as defined in the form stock option agreement), death and Change in Control (as defined in the Plan) will be in conformity with the Plan and the form of stock option agreement and notice of grant previously approved by the Board for members of the Board, as the Plan or any such form may be amended from time to time. The terms and provisions of the stock options as set forth in this paragraph are referred to herein as the “Terms”.

1.

Initial Grant: On the date of the Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or Compensation Committee of the Board, be granted a stock option to purchase 16,000 shares of Common Stock (the “Initial Grant”). The stock option constituting each Initial Grant will vest in equal annual installments over a three-year period so that the Initial Grant will become fully vested on the third anniversary of the date of grant, subject to the Terms.

2.

Annual Grant: On the date of the first regular Board meeting held after each Reata annual stockholder meeting, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will automatically, and without further action by the Board or Compensation Committee of the Board, be granted a stock option to purchase 6,000 shares of Common Stock or, beginning with the first regular Board meeting held after Reata’s 2018 annual stockholder meeting, 8,000 shares of Common Stock (the “Annual Grant”). In addition, each Eligible Director who is first elected or appointed to the Board other than at the first regular Board meeting held after a Reata annual stockholder meeting will automatically, and without further action by the Board or Compensation Committee of the Board, be granted an Annual Grant on the date of the Eligible Director’s initial election or appointment to the Board, prorated by multiplying 6,000 or 8,000, as applicable, by a fraction (1) the numerator of which is the number of subsequent regular Board meetings remaining until (and including) the first regular Board meeting held after Reata’s next annual stockholder meeting and (2) the denominator of which is four. Subject to the Terms, the stock options constituting the Annual Grant will vest in the number of equal quarterly installments that is the number of regular quarterly Board meetings scheduled to be held following the date of grant to and including Reata’s regular Board meeting scheduled to be held after Reata’s next annual stockholder meeting following the date of grant. An example of the above proration procedures follows: if an Eligible Director is appointed to the Board on January, 5, 2017, then the Eligible Director would receive an Annual Grant of 3,000 shares on January 5, 2017,  which Annual Grant would vest 50% on April 5, 2017, and 50% on July 5, 2017, subject to the Terms;  the new Eligible Director and all other Eligible Directors would receive an Annual Grant of 6,000 shares on the date of the June regular Board meeting (held after the June annual stockholder meeting) following the January date of grant, which would vest in four equal quarterly installments, subject to the Terms.

3.    Interim Grants: On the Effective Date, each Eligible Director will automatically, and without further action by the Board or Compensation Committee of the Board, be granted a stock option to purchase 6,000 shares of Common Stock (the “Interim Annual Grant”). The shares subject to the Interim Annual Grant will vest 50% on March 7, 2017, and 50% on June 7, 2017, subject to the Terms.

Election to Receive Stock Options in Lieu of Cash Compensation

An Eligible Director may elect to receive a grant of stock options pursuant to the Equity Compensation provisions of this Policy in lieu of receiving future cash compensation payments, or any portion thereof, of the Annual Board Service Retainer, the Lead Independent Director Service Retainer, the Annual Committee Member Service Retainer, and/or the Annual Committee Chair Service Retainer (the “Election Grant”). This election to receive an Election Grant may be made by an Eligible Director  on the date of Reata’s first regular Board meeting held after an annual stockholder meeting by submitting an executed election form (the “Election Form”) to Reata’s chief legal counsel in the form and pursuant to procedures established by the Company.  The stock options granted pursuant to an Election Grant will be granted on the day of Reata’s first regular Board meeting held after each annual stockholder meeting, will have a Black-Scholes value equal to the annual amount of the applicable Retainer, and will otherwise be subject to the Terms. In addition, each Eligible Director serving as of the Effective Date, and each Eligible Director who is first elected or appointed to the Board following the Effective Date and not at an annual stockholder meeting, may execute an Election Form on a date other than the date of Reata’s first regular Board meeting held after an annual stockholder meeting, in which case, in addition to receiving a grant of stock options pursuant to an Election Grant on the day of Reata’s first regular Board meeting held after each annual stockholder meeting, such Eligible Director will also be granted on the date of execution of the Election Form a prorated Election Grant with a Black-Scholes value equal to the Black-Scholes value of the applicable Retainer multiplied by a fraction (1) the numerator of which is the number of subsequent regular Board meetings that will be held after the date of grant to, and including, the first regular Board meeting held after Reata’s next annual stockholder meeting, and (2) the denominator of which is 4, and will otherwise be subject to the Terms. The stock options constituting Election Grants will vest in the number of equal quarterly installments that is the number of regular quarterly Board meetings scheduled to be held following the date of grant to and including Reata’s regular Board meeting scheduled to be held after Reata’s next annual stockholder meeting following the date of grant, subject to the Terms. Any election to receive an Election Grant will be irrevocable until the third anniversary of such election. Once an Election Form has been executed and delivered to Reata, no additional Election Form is required to be executed, unless (1) an Eligible Director has revoked an election to receive an Election Grant and thereafter determines to again receive an Election Grant or (2) an Eligible Director becomes entitled to receive a Retainer which the Eligible Director was not entitled to receive at the time of the execution of an Election Form. If the amount of any Retainer is changed, no additional Election Form is required to be executed if it included an election as to that type of Retainer.

Fractions

Stock options granted pursuant to an Election Grant shall be for a number of whole shares of Common Stock. Any fractional share of Common Stock shall be rounded down to the nearest whole share of Common Stock. Fractions of shares of Common Stock subject to a stock option shall not vest on a vesting date of an Initial Grant, an Annual Grant, an Interim Annual Grant, or an Election Grant, and the shares of Common Stock that do vest on a vesting date shall be rounded down to the nearest whole share of Common Stock; provided, however, that such fractions of shares of Common Stock shall be added to the number of shares of Common Stock that vest on the final vesting date or that otherwise vest due to the vesting acceleration (with any resulting fraction of a share of Common Stock being rounded down to the nearest whole share of Common Stock).

Waiver

An Eligible Director may, at any time and from time to time, waive receipt of any or all cash or equity compensation payable to such Eligible Director pursuant to the Policy (a “Waiver”). After a Waiver, the Eligible Director may, at any time and from time to time, withdraw the Waiver and begin receiving future cash and equity compensation pursuant to the Policy. Any Waiver or withdrawal of a Waiver shall be made by providing written notice to an officer of Reata.  KHK Supplements (2) and CNS Pharmaceuticals, Inc. Purchase Agreement.